EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-109962 and 333-221862) pertaining to the Daktronics, Inc. 401(k) Plan of our report dated August 18, 2017, with respect to the financial statements of the Daktronics, Inc. 401(k) Plan included in this Annual Report (Form 11-K) for the year ended April 30, 2018.

/s/ Ernst & Young LLP
Minneapolis, Minnesota
August 17, 2018